EX-99.1 Press Release
The Pennant Group Announces Share Repurchase Program

EAGLE, Idaho, December 13, 2022 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced that its Board of Directors has approved a share repurchase program under which the Company may repurchase its common stock.

“We are committed to strategically deploying capital to drive growth and long-term value for Pennant stockholders. Steady and disciplined acquisition activity is a key component of Pennant’s strategy—we seek consistently to invest capital in situations likely to generate favorable returns over the long term. Share repurchases can be a valuable capital allocation tool and we view this as a good time to begin the practice of opportunistically investing in our own stock when it is undervalued. We are confident in our people, in our unique operating model, and in our future growth plans, and we are excited to have the flexibility to seize attractive buying opportunities for our stock,” said Brent Guerisoli, Pennant’s Chief Executive Officer.

Under the share repurchase program, the Company may repurchase shares from time to time through open market purchases, including through the use of trading plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. The authorization expires on December 12, 2023, and may be suspended or discontinued at any time and does not obligate the company to acquire any amount of common stock.

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 95 home health and hospice agencies and 49 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.